Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the end of the period covered by the most recent Annual Report on Form 10-K of Liberty Media Acquisition Corporation (the “company,” “we” or “our”), the following securities of the company were registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) units, each consisting of one share of Series A common stock and one-fifth of one redeemable warrant (the “units”), (2) Series A common stock, par value $0.0001 per share (the “Series A common stock”) and (3) redeemable warrants, each whole warrant exercisable for one share of Series A common stock at an exercise price of $11.50, subject to adjustment as described below (the “warrants”). In addition, this Description of the Registrant’s Securities also references shares of the company’s Series B common stock, par value $0.0001 per share (the “Series B common stock”), Series C common stock, par value $0.0001 per share (the “Series C common stock”), and Series F common stock, par value $0.0001 per share (the “Series F common stock” or “founder shares”), which are not registered pursuant to Section 12 of the Exchange Act. However, shares of Series B common stock are convertible into shares of Series A common stock and shares of Series F common stock are convertible into shares of Series B common stock. The descriptions of the Series B common stock, Series C common stock and Series F common stock are included to assist in the description of the registered securities. Unless the context otherwise requires, references to our “sponsor” are to Liberty Media Acquisition Sponsor LLC.

Description of Registrant’s Securities

Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 3,000,000,000 shares of Series A common stock, 1,000,000,000 shares of Series B common stock, 5,000,000,000 shares of Series C common stock, 200,000,000 shares of Series F common stock and 50,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit consists of one share of Series A common stock and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Series A common stock at a price of $11.50 per share, subject to adjustment as described below. Pursuant to the warrant agreement that governs the warrants (the “warrant agreement”), a warrant holder may exercise its warrants only for a whole number of shares of the company’s Series A common stock. This means only a whole warrant may be exercised by a warrant holder following the consummation of our initial business combination as described below.

Holders have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into shares of Series A common stock and warrants. Additionally, the units will automatically separate into their component parts and will not be traded after completion of our initial business combination. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless a holder is separating at least five units, such holder will not be able to receive or trade a whole warrant.

Common Stock

Prior to our initial business combination, holders of the Series A common stock, holders of our Series B common stock, if any, and holders of the Series F common stock are entitled to one vote for each share on all matters to be voted on by stockholders, including any vote in connection with our initial business combination, and vote together as a single class; provided that, prior to our initial business combination, only holders of our Series F common stock have the right to elect our directors and remove members of our board of directors for any reason. These provisions of our amended and restated certificate of incorporation may only be amended if

Exhibit 4.5

approved by holders of more than 50% of the total voting power of the outstanding shares of our common stock entitled to vote thereon as well as more than 50% of the outstanding Series F common stock. In addition, prior to our initial business combination and so long as any shares of Series F common stock remain outstanding, the rights, powers and preferences provided by our amended and restated certificate of incorporation to the Series B common stock may be amended only if approved by the holders of a majority of the outstanding Series F common stock.

Following our initial business combination, holders of our Series A common stock and holders of our Series B common stock will generally vote together as a single class on matters presented for a stockholder vote, except as required by Delaware law or stock exchange rule, with each share of Series A common stock entitling the holder to one vote per share and each share of Series B common stock entitling the holder to ten votes per share. Holders of the Series C common stock will not be entitled to any voting powers, except as otherwise required by applicable law or stock exchange rule. When so required, holders of Series C common stock will be entitled to 1/100th of a vote for each share of such stock held. Any change to these voting features would require an amendment to our amended and restated certificate of incorporation.

Prior to our initial business combination, the affirmative vote of holders of a majority of the outstanding shares of our Series F common stock is required to approve the election or removal of directors. Following the consummation of our initial business combination, our board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that, prior to our initial business combination, the holders of more than 50% of the Series F common stock voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated certificate of incorporation authorizes the issuance of up to 3,000,000,000 shares of Series A common stock, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of common stock which we are authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with corporate governance requirements of the Nasdaq Stock Market LLC (“Nasdaq”), we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the Delaware General Corporation Law (the “DGCL”), we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our amended and restated bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the completion of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the completion of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the completion of our initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial owner must identify itself in order to validly redeem its shares. Our sponsor, executive officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to our common stock held by them in connection with the completion of our initial business combination or certain amendments to our amended and restated certificate of incorporation. Permitted transferees of our sponsor, executive officers and directors will be subject to the same obligations.

Exhibit 4.5

Unlike some blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by applicable law or stock exchange rule, if a stockholder vote is not required by applicable law or stock exchange rule and we do not decide to hold a stockholder vote for business or other reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rule, or we decide to obtain stockholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of our common stock voted are voted in favor of the business combination, subject to any other vote required by applicable law. A quorum for such meeting will consist of the holders present in person or by proxy of shares of our outstanding capital stock representing a majority of all outstanding shares of capital stock of the company entitled to vote at such meeting. However, the participation of our sponsor, officers, directors or advisors in privately-negotiated transactions (as described in the prospectus related to our initial public offering (the “IPO”)), if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock for the purposes of our initial business combination, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds, and agreements, may make it more likely that we will consummate our initial business combination.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in excess of an aggregate of 15% of the shares sold in the IPO (“Excess Shares”), without our prior consent. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, our sponsor, executive officers and directors have agreed, pursuant to the terms of a letter agreement entered into with us, and their permitted transferees will agree, to vote our common stock held by them in favor of our initial business combination. Additionally, each public stockholder may elect to redeem its public shares without voting and, if it does vote, irrespective of whether it votes for or against the proposed transaction.

Pursuant to our amended and restated certificate of incorporation, if we have not completed our initial business combination within 24 months from the closing of the IPO (or 27 months if we have executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of IPO, which we refer to as an “agreement in principle event”), we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public

Exhibit 4.5

shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our sponsor, executive officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 24 months from the closing of the IPO (or 27 months if an agreement in principle event has occurred) (although our sponsor, executive officers and directors will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame).

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights except as described in the prospectus related to our IPO under “Principal Stockholders — Registration and Preemptive Rights.” There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are identical to the shares of Series A common stock, except that: (1) prior to our initial business combination, only holders of the Series F common stock have the right to vote on the election of directors and holders of a majority of the outstanding shares of our Series F common stock may remove members of our board of directors for any reason; (2) following our initial business combination, holders of the Series B common stock and holders of the Series A common stock will vote together as a single class, with each share of Series B common stock having ten votes per share and each share of Series A common stock having one vote per share except as required by Delaware law or stock exchange rule; (3) the founder shares are subject to certain transfer restrictions; (4) our sponsor, executive officers and directors have entered into a letter agreement with us, pursuant to which they agreed to waive: (a) their redemption rights with respect to our common stock held by them in connection with the completion of our initial business combination; (b) their redemption rights with respect to our common stock held by them in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated our initial business combination within 24 months from the closing of the IPO (or 27 months if an agreement in principle event has occurred) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (c) their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to complete our initial business combination within 24 months from the closing of the IPO (or 27 months if an agreement in principle event has occurred) or during any extended time that we have to consummate a business combination beyond 24 months (or 27 months if an agreement in principle event has occurred) as a result of a stockholder vote to amend our amended and restated certificate of incorporation (although our sponsor, officers and directors will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame); (5) shares of our Series F common stock are automatically convertible into shares of our Series B common stock at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, and, prior to and following our initial business combination, each share of Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock; and (6) the holders of founder shares are entitled to registration rights. If we submit our initial business combination to our public stockholders for a vote, our sponsor, executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote all shares held by them purchased during or after the IPO in favor of our initial business combination.

Exhibit 4.5

Prior to and following our initial business combination, each share of Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock.

With certain exceptions as described in the prospectus related to our IPO under “Principal Stockholders — Transfers of Founder Shares and Private Placement Warrants,” the founder shares are not transferable, assignable or salable until the earlier of (A) one year after the completion of our initial business combination; and (B) subsequent to our initial business combination, (x) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property or (y) if the last reported sale price of our Series A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination.

Preferred Stock

Our amended and restated certificate of incorporation authorizes 50,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series by action taken by the affirmative vote of not less than 80% of the members of our board of directors then in office. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Series A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of our initial business combination, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Series A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Series A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of the shares of Series A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Series A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In no event will we be required to net cash settle any warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Series A common stock underlying such unit.

Exhibit 4.5

We have agreed that as soon as practicable, but in no event later than 20 business days after the consummation of our initial business combination, we will use our commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC), and within 60 business days following our initial business combination to have declared effective, a registration statement covering the issuance of the shares of Series A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Series A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Series A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Series A common stock equals or exceeds $18.00.   Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the warrants sold in a private placement to our sponsor (the “private placement warrants”)):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
●	if, and only if, the last reported sale price of the Series A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the issuance of the shares of Series A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem warrants even if the holders are otherwise unable to exercise their warrants.

We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Series A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Series A common stock equals or exceeds $10.00.   Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

●	in whole and not in part;
●	at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Series A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Series A common stock (as defined below) except as otherwise described below;

Exhibit 4.5

●	upon a minimum of 30 days’ prior written notice of redemption;
●	if, and only if, the last reported sale price of our Series A common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and
●	if, and only if, there is an effective registration statement covering the issuance of the shares of Series A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Series A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Series A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Series A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to Series A common stock shall include a security other than Series A common stock into which the Series A common stock has been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the tables below will not be adjusted solely as a result of us not being the surviving entity following our initial business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Antidilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Series A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00

60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361

Exhibit 4.5

48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Series A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Series A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Series A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Series A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the

Exhibit 4.5

holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Series A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Series A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Series A common stock.

Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants if they exercise their public warrants in connection with such redemption (“fair market value” for such public warrants held by our officers or directors being defined as the last reported sale price of the public warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Series A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants (other than the private placement warrants) to be redeemed when the Series A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Series A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Series A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Series A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares of Series A common stock. If we choose to redeem the warrants when the Series A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Series A common stock than they would have received if they had chosen to exercise their warrants for shares of Series A common stock if and when shares of Series A common stock were trading at a price higher than the exercise price of $11.50 per share.

No fractional shares of Series A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Series A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Series A common stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security.

Redemption procedures and cashless exercise.   If we call the warrants for redemption as described above under “— Redemption of warrants when the price per share of Series A common stock equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash

Exhibit 4.5

position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Series A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Series A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Series A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) the product of 0.361 and the number of shares of Series A common stock underlying the warrants. The “fair market value” for this purpose shall mean the volume weighted average price of our Series A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Series A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this Cashless Exercise Option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Series A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Series A common stock is increased by a stock dividend payable in shares of Series A common stock, or by a stock split of shares of Series A common stock or other similar event, then, on the effective date of such stock dividend, stock split or similar event, the number of shares of Series A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Series A common stock. If, at a time that the warrant may be exercised only for Series A common stock, the company effects a rights offering (including, without limitation, by distribution of stock purchase rights, warrants or options) to all holders of shares of Series A common stock entitling those holders to purchase shares of Series A common stock at a price per share less than the then-fair market value of Series A common stock, the number of shares of Series A common stock issuable on exercise of each warrant will be appropriately adjusted to give effect to the per share diminution in value resulting from the completion of the rights offering. If the company effects a rights offering (including, without limitation, by distribution of stock purchase rights, warrants or options) to all holders of shares of Series A common stock (or other series of our common stock which a holder is entitled to receive upon exercise of such warrant) entitling those holders to purchase shares of any series of our common stock at a price per share less than the then-fair market value of such series of our common stock and such rights offering is not described in the preceding sentence, then our company will deliver to each holder of warrants the number and type of stock purchase rights, warrants or options such holder would have been entitled to receive if it had exercised such warrant immediately prior to the record date for such rights offering.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in shares of our Series C common stock, each warrant shall become exercisable for a basket of shares consisting of the same number of shares of Series A common stock prior to such dividend or distribution together with the number of whole or fractional shares of Series C common stock such holder would have been entitled to receive if it had exercised such warrant immediately prior to the dividend or distribution. The aggregate exercise price of the warrant will not change as a result of such dividend or distribution; however, we will adjust the other terms of the warrants, as appropriate, including but not limited to those governing exercise (such as cashless exercise), redemption (including the table above) and further antidilution adjustments, to provide for the shares of Series C common stock issuable upon exercise of the warrants. Furthermore, if we at any time while the warrants are outstanding and unexpired pay a dividend or

Exhibit 4.5

make a distribution in cash, securities or other assets to the holders of Series A common stock on account of such shares of Series A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described in the immediately preceding sentence or the paragraph above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Series A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Series A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (I) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to allow redemptions in connection with our initial business combination or to redeem 100% of our Series A common stock if we do not complete our initial business combination within 24 months from the closing of the IPO or (II) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Series A common stock in respect of such event.

If the number of outstanding shares of our Series A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Series A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Series A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Series A common stock.

Whenever the number of shares of Series A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Series A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Series A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of common stock or equity-linked securities, excluding the units to be acquired by Liberty Media Corporation (“LMC”) or its wholly owned subsidiaries in connection with our business combination (the “forward purchase units”), for capital raising purposes in connection with the consummation of our initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or LMC or its other subsidiaries, without taking into account any founder shares held by our sponsor or LMC or its other subsidiaries, as applicable) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances, excluding the forward purchase units, represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Series A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Series A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Series A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Series A common stock (other than those described above or that solely affects the par value of such shares of Series A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Series A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety

Exhibit 4.5

in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Series A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Series A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Series A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Series A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Series A common stock in such a transaction is payable in the form of Series A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus related to the IPO, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 50% of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or the warrants to be sold to our sponsor as part of the forward purchase units in connection with our initial business combination (the “forward purchase warrants”) or any provision of the warrant agreement solely with respect to the private placement warrants or forward purchase warrants will also require at least 50% of the then outstanding private placement warrants or forward purchase warrants, respectively. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrant holders do not have the rights or privileges of holders of Series A common stock and any voting rights until they exercise their warrants and receive shares of Series A common stock. After the issuance of shares of Series A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Exhibit 4.5

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of Delaware or the United States District Court for the District of Delaware, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Our Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation contains certain requirements and restrictions that will apply to us until the completion of our initial business combination. These provisions (other than amendments relating to the appointment or removal of directors prior to our initial business combination, which require the approval of holders of more than 50% of the total voting power of the outstanding shares of our common stock entitled to vote thereon as well as more than 50% of the outstanding Series F common stock or, so long as any shares of Series F common stock remain outstanding, relating to the rights, powers and preferences of the Series B common stock, which require the approval of the holders of a majority of the outstanding Series F common stock) cannot be amended without the approval of the holders of at least 662∕3% of the total voting power of our outstanding capital stock except in limited circumstances described under “— Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws — Actions Requiring Supermajority Stockholder Vote.” Our sponsor, who beneficially owns 20% of the shares of our common stock outstanding, may participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Prior to our initial business combination, the affirmative vote of holders of a majority of the outstanding shares of our Series F common stock is required to approve the election or removal of directors. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

●	if we have not completed our initial business combination within 24 months from the closing of the IPO (or 27 months if an agreement in principle event has occurred), we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

●	prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to: (1) receive funds from the trust account; or (2) vote pursuant to our amended and restated certificate of incorporation on any initial business combination;

Exhibit 4.5

●	if a stockholder vote on our initial business combination is not required by applicable law or stock exchange rule and we do not decide to hold a stockholder vote for business or other reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

●	as long as our securities are listed on Nasdaq, our initial business combination must occur with one or more target businesses that have an aggregate fair market value equal to at least 80% of the value of the trust account (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination;

●	if our stockholders approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of the IPO (or 27 months if an agreement in principle event has occurred) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares; and

●	we will not effectuate our initial business combination solely with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

DGCL 203 Opt Out

Pursuant to our amended and restated certificate of incorporation, we have opted out of the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

Exhibit 4.5

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

We have opted out of the provisions of Section 203 of the DGCL because we believe this statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Authorized Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval, provided that the issuance of such preferred stock is approved by at least 80% of the members of our board of directors then in office, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called (i) upon the written request of the holders of not less than 662∕3% of the total voting power of our outstanding capital stock and preferred stock or (ii) by an affirmative vote of not less than 80% the members of the board of directors then in office.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our amended and restated bylaws specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws also allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Action by Written Consent

Following the completion of our initial business combination, after the date on which our sponsor, LMC or its other subsidiaries beneficially own, in the aggregate, less than 50% of the voting power of all outstanding shares of capital stock of the company, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of our Series B common stock, Series F common stock and any series of preferred stock with respect to such series.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that prior to our initial business combination, only holders of our Series F common stock have the right to elect our directors and may remove

Exhibit 4.5

members of our board of directors for any reason. Upon the consummation of our initial business combination, our board of directors will initially be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. As a result, in most circumstances, a person other than our sponsor can gain control of our board only by successfully engaging in a proxy contest at two or more annual stockholder meetings following our initial business combination.

Our amended and restated certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, following the consummation of our initial business combination, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Prior to our initial business combination, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote or written consent of the holders of a majority of our Series F common stock. Following the consummation of our initial business combination, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Actions Requiring Supermajority Stockholder Vote

Subject to certain exceptions set forth in the amended and restated certificate of incorporation and the rights of the holders of our Series B common stock, Series F common stock and any series of our preferred stock, the affirmative vote of the holders of at least 662∕3% of the total voting power of all then outstanding shares of our capital stock entitled to vote thereon, voting together as a single class at a meeting specifically called for such purpose, will be required in order for us to take any action to authorize (i) the amendment, alteration or repeal of any provision of our amended and restated certificate of incorporation or the addition or insertion of other provisions thereto, except (a) for those as to which the laws of the State of Delaware, as then in effect, do not require stockholder consent or (b) where at least 80% the members of the board of directors then in office have approved such change; (ii) the adoption, amendment or repeal of any provision of our amended and restated bylaws, except by the board of directors in accordance with our amended and restated certificate of incorporation; (iii) the merger or consolidation of us with or into any other corporation (including pursuant to Section 251(h) of the DGCL) unless (a) the laws of the State of Delaware, as then in effect, do not require consent by our stockholders (other than Section 251(h) of the DGCL) or (b) at least 80% of the members of the board of directors then in office have approved; (iv) the sale, lease or exchange of all, or substantially all, of our property or assets, unless at least 80% of the members of the board of directors then in office have approved; or (v) our dissolution, unless approved by at least 80% of the members of the board of directors then in office. However, if we seek stockholder approval of our initial business combination such stockholder approval will not be subject to the foregoing.

Supermajority of Board of Directors Permitted to Amend Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws authorize our board of directors to adopt, amend or repeal our amended and restated bylaws by the affirmative vote of not less than 80% of the members of the board of directors then in office.

Series B Common Stock and Series F Common Stock Consent Right

Exhibit 4.5

Prior to the consummation of our initial business combination, for so long as any shares of our Series F common stock remain outstanding, we will not have the power, without the prior affirmative vote or consent of the holders of a majority of the shares of our Series F common stock then outstanding, voting as a separate class, to amend, alter or repeal any provision of our amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of the Series B common stock.

For so long as any shares of our Series B common stock or Series F common stock are issued and outstanding, we will not have the power, without the prior affirmative vote or consent of the holders of a majority of the voting power of our Series B common stock and Series F common stock then outstanding, voting together as a single class, to issue any shares of our Series B common stock or equity securities convertible into shares of our Series B common stock, or our Series F common stock or equity securities convertible into shares of our Series F common stock to any person other than LMC and its wholly owned subsidiaries or an existing beneficial owner of issued and outstanding shares of our Series B common stock.

Any action required or permitted to be taken at any meeting of the holders of our Series B common stock and/or Series F common stock, as applicable, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares of our Series B common stock and/or Series F common stock, as applicable, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our Series B common stock and/or Series F common stock, as applicable, were present and voted.

Exclusive Forum for Certain Lawsuits

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court within the State of Delaware or, if no state court in Delaware has subject matter jurisdiction, the federal district courts of the United Stated States of America) shall be the sole and exclusive forum for any stockholder (including a beneficial owner within the meaning of Section 13(d) of the Exchange Act) to bring (1) any derivative action, suit or proceeding brought or purportedly brought on behalf of our company, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, stockholder, officer, employee or agent of our company to our company or our stockholders, or any claim of aiding and abetting such breach, (3) any action, suit or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation, or remedy under, any provision of the DGCL or the amended and restated certificate of incorporation or the amended and restated bylaws, (4) any action to interpret, apply, enforce or determine the validity of amended and restated certificate of incorporation or the amended and restated bylaws, (5) any action asserting a claim against our company or any director or officer of our company governed by the internal affairs doctrine, (6) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery, or (7) any action, suit or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL; in all cases, subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the provisions of this paragraph will not apply to any actions arising under the Securities Act or the Exchange Act or otherwise arising under federal securities laws, for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving the resolution of any complaint asserting a cause of action arising under the Securities Act.

Exhibit 4.5

Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, stockholders, or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, officers, stockholders, or other employees. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Listing of Securities

Our units, Series A common stock and warrants are listed on Nasdaq under the symbols “LMACU,” “LMACA” and “LMACW,” respectively.